As filed with the Securities and Exchange Commission on June 15, 2020

Registration No. 333-219620

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-219620

UNDER THE SECURITIES ACT OF 1933

CARBO Ceramics Inc.

(Exact name of registrant as specified in its charter)

Delaware	72-1100013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
575 North Dairy Ashford, Suite 300 Houston, Texas 77079
(Address of principal executive offices, including zip code)

Amended and Restated CARBO Ceramics Inc. Omnibus Incentive Plan

CARBO Ceramics Inc. Savings and Profit Sharing Plan

(Full title of the plans)

Ernesto Bautista III

Vice President and Chief Financial Officer

575 North Dairy Ashford, Suite 300

Houston, Texas 77079

(Name and address of agent for service)

(281) 921-6400

(Telephone number, including area code, of agent for service)

with copy to:

Michael S. Telle

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 2, 2017, CARBO Ceramics Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) to register an aggregate of 850,000 shares (collectively, the “Shares”) of  the Company’s common stock, par value $0.01 per share (“Common Stock”), comprised of (i) 700,000 shares of Common Stock reserved for issuance pursuant to the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan and (ii) 150,000 shares of Common Stock for offer and sale pursuant to the CARBO Ceramics Inc. Savings and Profit Sharing Plan (the “Savings Plan,” and together with the 2014 CARBO Ceramics Inc. Omnibus Incentive Plan, the “Plans”), along with an indeterminate amount of interests to be offered or sold pursuant to the Savings Plan. On May 15, 2020, the Company filed with the Commission a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “First Amendment”) to deregister any Shares that had been reserved for issuance under the Plans that remained unsold or unissued as of the date the First Amendment was filed. For the avoidance of doubt, this Post-Effective Amendment No. 2 is filed to clarify that in addition to deregistering the Shares, the First Amendment also deregistered any related plan interests registered pursuant to the Registration Statement that remained unsold or unissued as of the date of the First Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 15, 2020. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CARBO Ceramics Inc.

By:	/s/ Gary A. Kolstad
Gary A. Kolstad
Chairman, Chief Executive Officer and Director

By:	/s/ Ernesto Bautista III
Ernesto Bautista III
Vice President and
Chief Financial Officer

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